Exhibit (k)(12)

FIRST EAGLE REAL ESTATE DEBT FUND

AMENDED AND RESTATED

RULE 12b-1 DISTRIBUTION SERVICE

PLAN AND AGREEMENT

CLASS A-1 SHARES

CLASS A-2 SHARES

CLASS A-3 SHARES

CLASS A-4 SHARES

This AMENDED AND RESTATED RULE 12b-1 DISTRIBUTION SERVICE PLAN AND AGREEMENT (the “Plan”) is adopted and entered into as of April 30, 2026, between First Eagle Real Estate Debt Fund, a Delaware statutory trust (the “Fund”), and FEF Distributors, LLC, a Delaware limited liability company (“FEF Distributors”) as to the matters herein.

WHEREAS, the Fund is a closed-end management investment company that operates as an interval fund and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Fund has obtained an exemptive order (the “Order”) from the Securities and Exchange Commission, pursuant to which the Fund issues multiple classes of its shares;

WHEREAS, pursuant to the Order, if the Fund issues multiple classes of its shares, the Fund must comply with Rule 12b-1 (the “Rule”) under the 1940 Act;

WHEREAS, FEF Distributors acts as the principal underwriter of the Fund pursuant to an Underwriting Agreement;

WHEREAS, the Fund and FEF Distributors first adopted and entered into the Plan on June 5, 2024 and subsequently amended and restated the Plan, most recently as of April 3, 2025;

WHEREAS, as permitted by the Rule, the Fund and FEF Distributors desire to amend and restate the Plan to include Class A-1 Shares of the Fund and, as amended and restated, to cover the Fund’s Class A-1, Class A-2, Class A-3 and Class A-4 shares, pursuant to which the Fund may make certain payments to FEF Distributors for expenses incurred in connection with the distribution and service of such shares, and the Fund’s Board of Trustees has determined that there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders.

Accordingly, the Fund hereby adopts this Amended and Restated Plan, together with the parties hereto, on the following terms and conditions:

1. The Fund shall pay FEF Distributors a distribution and/or service-related fee, if any, on the first business day of each month based upon the average daily value of the Fund’s net assets attributable to the Fund’s Class A-1, Class A-2, Class A-3 and Class A-4 shares (as determined on each business day at the time set forth in the Fund’s currently effective prospectus for determining net asset value per share) during the preceding month and shall be calculated at the combined annual rate of 0.50% in the case of Class A-1 shares, at a combined annual rate of 0.75% in the case of Class A-2 shares, at a combined annual rate of 0.75% in the case of Class A-3 shares and at a combined annual rate of 0.50% in the case of Class A-4 shares. For purposes of calculating such monthly fees, the value of the Fund’s net assets attributable to such class shall be computed in the manner specified in the Fund’s currently effective Prospectus and

Statement of Additional Information for the computation of the value of the Fund’s net assets in connection with the determination of the net asset value of shares of the Fund. For purposes of this Plan, a “business day” is any day the New York Stock Exchange is open for trading.

2. FEF Distributors shall be obligated to use all amounts received from the Fund under this Plan for (i) payments to broker-dealers and other financial intermediaries for their assistance in the distribution of the Fund’s Class A-1, Class A-2, Class A-3 and Class A-4 shares and (ii) otherwise promoting the sale of such shares and/or servicing the applicable shareholders, such as by paying the printing and distribution of prospectuses sent to prospective investors, the preparation, printing and distribution of sales literature, the expenses associated with media advertisements and telephone correspondence, and the expenses relating to servicing efforts, including answering questions of shareholders. No intermediary shall receive payments under the Plan which, on an annualized basis, exceed: in the case of Class A-1 shares, in aggregate 0.50% of the net asset value of Fund Class A-1 accounts originated or otherwise handled by such intermediary; in the case of Class A-2 shares, in aggregate 0.75% of the net asset value of Fund Class A-2 accounts originated or otherwise handled by such intermediary; in the case of Class A-3 shares, in aggregate 0.75% of the net asset value of Fund Class A-3 accounts originated or otherwise handled by such intermediary; and in the case of Class A-4 shares, in aggregate 0.50% of the net asset value of Fund Class A-4 accounts originated or otherwise handled by such intermediary. All other agreements relating to the implementation of this Plan (the “related agreements”) shall be in writing, and such agreements shall be subject to termination, without penalty, on not more than sixty days’ written notice to any other party to the agreement, in accordance with the provisions of clauses (a) and (b) of paragraph 6 hereof.

3. This Plan, together with any related agreements, has been approved by a vote of the Board of Trustees of the Fund and of the Trustees who are not “interested persons” (as defined in the 1940 Act) of the Fund (the “Independent Trustees”) and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan, cast in person at a meeting called for the purpose of voting on such plan or agreements (or otherwise as permitted under applicable law).

4. This Plan and any related agreements shall continue in effect for a period of more than one year from the date of their commencement, adoption or execution only so long as such continuance is approved at least annually by a majority of the Board of Trustees of the Fund, including a majority of Independent Trustees, pursuant to a vote cast in person at a meeting called for the purpose of voting on the continuance of this Plan and any related agreements (or otherwise as permitted under applicable law).

5. This Plan may be amended at any time with the approval of a majority of the Board of Trustees of the Fund, provided that (a) any material amendment of this Plan must be approved by the Fund’s Board of Trustees in accordance with procedures set forth in paragraph 3 hereof, and (b) any amendment to increase materially the amount to be expended by the Fund pursuant to this Plan must also be approved by the vote of the holders of a majority of the outstanding voting securities of each affected class of shares of the Fund (as defined in the 1940 Act).

6. This Plan may be terminated at any time, without the payment of any penalty, by (a) the vote of a majority of the Board of Trustees of the Fund, (b) the vote of a majority of the Independent Trustees or (c) the vote of the holders of a majority of the outstanding voting securities of each affected class of shares of the Fund (as defined in the 1940 Act).

7. While this Plan is in effect, the selection and nomination of the Independent Trustees shall be committed to the discretion of the Independent Trustees then in office.

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8. To the extent that this Plan constitutes a plan of distribution adopted pursuant to the Rule, it shall remain in effect as such so as to authorize the use of Fund assets in the amounts and for the purposes set forth herein, notwithstanding the occurrence of the Plan’s assignment (as defined in the 1940 Act). To the extent this Plan concurrently constitutes an agreement relating to the implementation of the plan of distribution, it shall terminate automatically in the event of its assignment, and the Fund may continue to make payments pursuant to this Plan only (a) upon the approval of the Board of Trustees of the Fund in accordance with the procedures set forth in paragraph 3 hereof, and (b) if the obligations of FEF Distributors under this Plan are to be performed by any organization other than FEF Distributors, upon such organization’s adoption and assumption in writing of all provisions of this Plan as a party hereto.

9. FEF Distributors shall give the Fund the benefit of FEF Distributors’ best judgment and efforts in rendering services under this Plan. As an inducement to FEF Distributors’ undertaking to render these services, the Fund agrees that FEF Distributors shall not be liable under this Plan for any mistakes in judgment or in any other event whatsoever except for lack of good faith, provided that nothing in this Plan shall be deemed to protect or purport to protect FEF Distributors against any liability to the Fund or its shareholders to which FEF Distributors would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of FEF Distributors’ duties under this Plan or by reason of FEF Distributors’ reckless disregard of its obligations and duties hereunder.

10. FEF Distributors may also make payments out of its own funds for costs and expenses associated with the distribution and sale of the shares covered under this Plan, including payments to the persons and for the purposes set forth in paragraph 2 hereof.

11. FEF Distributors shall prepare and furnish to the Fund’s Board of Trustees, and the Fund’s Board of Trustees shall review at least quarterly, a written report setting forth all amounts expended pursuant to this Plan and any related agreements and the purposes for which such expenditures were made.

12. The Fund shall preserve copies of this Plan, any related agreements and any reports made pursuant to this Plan for a period of not less than six years from the date of this Plan or any such related agreement or report. For the first two years, copies of such documents shall be preserved in an easily accessible place.

13. While this Plan initially relates only to the Fund’s Class A-1 shares, Class A-2 shares, Class A-3 shares and Class A-4 shares, should additional Classes of shares be added to the Plan, this Plan then shall be understood to be severable as to each Class. If provisions of the Plan applicable to a particular Class are terminated, the remainder of the Plan provisions applicable to the other remaining Classes shall not be invalidated thereby and shall be given full force and effect.

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IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and on its behalf by its duly authorized representative as of the date first above written.

FIRST EAGLE REAL ESTATE DEBT FUND
By:	/s/ Sheelyn Michael
Name: Sheelyn Michael
Title: Secretary
FEF DISTRIBUTORS, LLC
By:	/s/ Frank Riccio
Name: Frank Riccio
Title: Senior Vice President
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